EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated February 11, 2015 (except for the effects on the financial statements of the restatement described in Note 11, as to which the date is April 20, 2015), relating to the financial statements of Paramount Supply, Inc., as of September 30, 2014 and to all references to our firm included in this Registration Statement.

/S BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

February 11, 2015, except for the effects on the financial statements of the restatement described in Note 11, as to which the date is April 20, 2015